Exhibit 5.2

February 6, 2009

Central Pacific Financial Corp.,
220 South King Street,
Honolulu, Hawaii 96813.

Ladies and Gentlemen:

I am the General Counsel of Central Pacific Financial Corp., a Hawaii corporation (the "Company"), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of the Company and its subsidiaries. I am furnishing this opinion in connection with the Company’s filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”).  The Registration Statement registers an indeterminate amount (up to a maximum aggregate offering price of $165,000,000) and number of the following securities (collectively the “Securities”):

•
shares of Common Stock, no par value per share, of the Company (the “Common Shares”), including (i) Common Shares issuable upon exchange or conversion of preferred stock or depositary shares that are exchangeable for, or convertible into, Common Shares, (ii) Common Shares issuable upon the exercise of warrants and (iii) the associated preferred share purchase rights related to the Common Shares (the “Rights”) issuable pursuant to the Rights Agreement, dated as of August 26, 1998, as amended on August 25, 2008, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent;

•
shares of preferred stock, no par value per share, of the Company (the “Preferred Shares”), including (i) Preferred Shares distributable in accordance with, or upon the termination of, a deposit arrangement for depositary shares and (ii) Preferred Shares issuable upon the exercise of warrants;

•	depositary shares representing Preferred Shares (the “Depositary Shares”), including depositary shares issuable upon the exercise of warrants;

•	warrants or other rights to purchase Common Shares, Preferred Shares or Depositary Shares (“Warrants”);

•	stock purchase contracts with respect to Common Shares, Preferred Shares, Depositary Shares or other security or property (the “Stock Purchase Contracts”);

•	senior and subordinated debt securities of the Company (collectively, the “Debt Securities”); and

•	units comprised of one or more of the foregoing or of debt or equity securities of third parties (the “Units”).

In addition, the Registration Statement registers for resale (i) 135,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, liquidation preference of $1,000 per share (the “Fixed Rate Preferred Stock”), of the Company, (ii) depositary shares representing the Fixed Rate Preferred Stock (the “TARP Depositary Shares”), (iii) a warrant to purchase 1,585,748 Common Shares (the “TARP Warrant”) and (iv) the 1,585,748 Common Shares purchasable upon exercise of the TARP Warrant (the “TARP Warrant Shares” and, collectively with the Fixed Rate Preferred Stock, the TARP Depositary Shares and the TARP Warrant, the “TARP Securities”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:

(i) an executed copy of the Warrant;

(ii) the Restated Articles of Incorporation of the Company, as presently in effect, including the Certificate of Designations of the Fixed Rate Preferred Stock attached to the Correction to the Statement of Issuance of Shares of Preferred or Special Classes in Series filed with the State of Hawaii Department of commerce and Consumer Affairs on January 7, 2009;

(iii) the Restated Bylaws of the Company, as presently in effect; and

(iv) certain resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Fixed Rate Preferred Stock and related matters.

In addition, I have made inquiries of appropriate personnel at the Company and examined the originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof as to such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am a member of the Hawaii Bar and for purposes of this opinion do not express any opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of Hawaii.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth in this letter, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Hawaii.

2. The TARP Warrant has been duly authorized, executed and delivered.

3. The Fixed Rate Preferred Stock has been duly and validly authorized and issued and are fully paid and nonassessable.

4. When the Registration Statement has become effective under the Act, when the terms of the issuance and sale of the Common Shares have been duly established in conformity with the Company’s Restated Articles of Incorporation, as amended, and when the Common Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted by the Company’s Board of Directors and/or a duly formed committee thereof and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Shares will be validly issued, fully paid and nonassessable.  The Common Shares covered by the opinion in this paragraph include the TARP Warrant Shares and any Common Shares that may be issued as part of the Units or upon exercise or otherwise pursuant to the terms of any other Securities.

5. When the Registration Statement has become effective under the Act, when the terms of the Preferred Shares and of their issuance and sale have been duly established in conformity with the Company’s Restated Articles of Incorporation, as amended, when an appropriate statement of issuance has been duly filed with the Department of Commerce and Consumer Affairs of the State of Hawaii and when the Preferred Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted by the Company’s Board of Directors and/or a duly formed committee thereof and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Shares will be validly issued, fully paid and nonassessable.  The Preferred Shares covered in the opinion in this paragraph include any Preferred Shares that may be represented by Depositary Shares or may be issued as part of the Units or upon exercise or otherwise pursuant to the terms of any other Securities.

6. Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Common Shares have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Common Shares will be validly issued.

The opinion expressed herein is as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Validity of the Covered Securities” in the prospectus contained therein.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Glenn K.C. Ching

Glenn K.C. Ching
General Counsel